UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934


                              (AMENDMENT NO. ___ )


                                 TALK CITY, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


--------------------------------------------------------------------------------

                          COMMON STOCK, PAR VALUE $.001
                         (TITLE OF CLASS OF SECURITIES)



                                    874263106
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]  Rule 13d-1(b)

                           [ ]  Rule 13d-1(c)

                           [X]  Rule 13d-1(d)

* The remainder of this cover page shall be fill out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

--------------------------------------------------------------------------------
                                       13G
                                                              PAGE 2 OF 13 PAGES
CUSIP No.       874263106
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY, INC.                      14-1682529
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [  ]

                                                                      (b) [  ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                2,447,223
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   0
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH

                                2,447,223
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER



                                0
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          2,447,223
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          10%
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON



          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                PAGE 3 OF 13 PAGES
--------------------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY HOLDING, INC.             13-3448662
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [  ]

                                                                        (b) [  ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          DELAWARE
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH

                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER



                                NOT APPLICABLE
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY NATIONAL BROADCASTING COMPANY HOLDING, INC.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON



          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                   PAGE 4 OF 13 PAGES
--------------------------------------------------------------------------------

--------- ----------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC COMPANY                                   14-0689340
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [  ]

                                                                        (b) [  ]
          NOT APPLICABLE
---------
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK
--------- ----------------------------------------------------------------------
----------------------- ------- ------------------------------------------------
                          5     SOLE VOTING POWER



                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH                   NOT APPLICABLE
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH

                                DISCLAIMED (SEE 9 BELOW)
                        ------- ------------------------------------------------
                        ------- ------------------------------------------------
                          8     SHARED DISPOSITIVE POWER



                                NOT APPLICABLE
----------------------- ------- ------------------------------------------------
--------- ----------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC COMPANY.
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            [  ]


          NOT APPLICABLE
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


          NOT APPLICABLE (SEE 9 ABOVE)
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON



          CO
--------- ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                 PAGE 5 OF 13 PAGES
--------------------------------------------------------------------------------


ITEM 1(A)         NAME OF ISSUER:

                  Talk City, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  307 Orchard City Drive
                  Campbell, CA 95008

ITEM 2(A)         NAME OF PERSON FILING:

                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH") General Electric Company ("GE")

                  NBC is a wholly-owned subsidiary of NBCH, which is in turn a wholly-owned subsidiary of GE.

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  NBC:              30 Rockefeller Plaza, New York, NY
                  NBCH:    30 Rockefeller Plaza, New York, NY
                  GE:               3135 Easton Turnpike, Fairfield, CT

ITEM 2(C)         CITIZENSHIP:

                  NBC:              Delaware corporation
                  NBCH:    Delaware corporation
                  GE:               New York corporation

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(E)         CUSIP NUMBER:

                  874263106

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                     PAGE 6 OF 13 PAGES
--------------------------------------------------------------------------------

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4            OWNERSHIP:

                  (A)-(C) The response of NBC, NBCH and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

                  Each of NBCH and GE hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10           CERTIFICATION:

                  Not applicable.

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                      PAGE 7 OF 13 PAGES
--------------------------------------------------------------------------------


 Signature:       After reasonable inquiry and to the best of my knowledge
 ---------        and belief, I certify that the information set forth in
                  this statement is true, complete and correct.

                  Date:  February 14, 2000

                                            NATIONAL BROADCASTING COMPANY, INC.


                                            By:  /s/  Elizabeth A. Newell
                                                 ------------------------
                                                      Elizabeth A. Newell
                                                      Attorney-in-Fact

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                      PAGE 8 OF 13 PAGES
--------------------------------------------------------------------------------

 Signature:       After reasonable inquiry and to the best of my knowledge
 ---------        and belief, I certify that the information set forth in
                  this statement is true, complete and correct.

                  Date:  February 14, 2000

                                     NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                     By: /s/  Elizabeth A. Newell
                                         ------------------------
                                              Elizabeth A. Newell
                                              Attorney-in-Fact

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                     PAGE 9 OF 13 PAGES
--------------------------------------------------------------------------------

Signature:        After reasonable inquiry and to the best of my knowledge
---------         and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 11, 2000

                                            GENERAL ELECTRIC COMPANY


                                            By:  /s/ Janet Bedol
                                                 ---------------------
                                                    Janet Bedol
                                                    Attorney-in-Fact

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                    PAGE 10 OF 13 PAGES
--------------------------------------------------------------------------------


                                  EXHIBIT LIST

EXHIBIT NO.                        TITLE                                PAGE NO.
-----------                        -----                                --------

         A          Joint Filing Agreement dated February                 12
                    11, 2000, among GE, NBCH and NBC

         B          Power of Attorney of General Electric                 13
                    Company, dated February 8, 1999,
                    naming, among others, Robert Healing
                    as attorney-in-fact.

         C          Power of Attorney of National Broadcasting            15
                    Company Holding, Inc., and its subsidiaries dated February 8, 2000, naming, among others, Elizabeth Newell as attorney-in-fact.

--------------------------------------------------------------------------------
                                       13G
CUSIP No.      874263106                                     PAGE 11 OF 13 PAGES
--------------------------------------------------------------------------------



                             JOINT FILING AGREEMENT

                  This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by National Broadcasting Company, Inc. ("NBC") with respect to the Common Stock of Talk City, Inc. Further, each of the undersigned agrees that NBC, by its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G relating to Talk City, Inc. which may be necessary or appropriate from time to time.

Date:  February 11, 2000


                                            GENERAL ELECTRIC COMPANY

                                            By: /s/ Janet Bedol
                                                ------------------------
                                                   Janet Bedol
                                                   Attorney-in-Fact


                                            NATIONAL BROADCASTING COMPANY
                                            HOLDING, INC.

                                            By: /s/  Elizabeth A. Newell
                                                ------------------------
                                                    Elizabeth A. Newell
                                                    Attorney-in-Fact


                                            NATIONAL BROADCASTING COMPANY, INC.

                                            By: /s/  Elizabeth A. Newell
                                                ------------------------
                                                    Elizabeth A. Newell
                                                    Attorney-in-Fact